                                                                      EXHIBIT 11



SEVENTH GENERATION, INC.

Calculation of Shares Used in Determining
Basic and Diluted Earnings Per Common Share



                                        Three Months Ended March 31,
                                        ----------------------------
                                             1999         1998
                                          ----------   ----------
Loss applicable to common stockholders    $  (98,705)  $  (48,161)
Weighted average shares outstanding        2,428,791    2,428,791

Basic and diluted earnings per share      $    (0.04)  $    (0.02)



          The calculation above for diluted earnings per common share excludes the potentially dilutive effect of both common stock equivalents (stock options and warrants) and the impact of conversion of any debentures into the Company's common stock since the impact would be anti-dilutive for both 1999 and 1998.


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